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                                                                    EXHIBIT 5.1

January 28, 2000

Metricom, Inc.
980 University Avenue
Los Gatos, CA 95030-2375

Ladies and Gentlemen:

We have acted as counsel to Metricom, Inc., a Delaware corporation ("Metricom"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), on Form S-3 (file no. ________) of (i) shares of common stock, par value $0.001, of Metricom (the "Common Stock") and (ii) warrants to purchase such common stock (the "Warrants"), to be offered and sold by Metricom from time to time pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act (the "Securities Act Rules"), with aggregate gross proceeds of up to $500,000,000, in each case pursuant to terms and conditions to be designated by Metricom at the time of offering. The Common Stock, the Warrants and the shares of common stock into which the Warrants (the "Warrant Stock") may be exercised are collectively referred to as the "Securities."

In connection with this opinion, we have examined and relied upon the originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon certificates of the officers of Metricom and have not sought to independently verify such matters.

In rendering this opinion, we have assumed: the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

In rendering this opinion, we have also assumed that, prior to any offering and sale of Securities, the Board of Directors (or a special committee thereof authorized to act on its behalf) of Metricom will duly authorize the terms of and the prices at which the Common Stock and the Warrants are to be issued and sold, and upon exercise of the Warrants, the shares of Warrant Stock that are to be issued and sold.

We express no opinion herein concerning any laws other than the federal laws of the United States, the laws of the State of California and the Delaware General Corporation Law, as well as applicable provisions of the Constitution of the State of Delaware and applicable case law. We express no opinion as to whether the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any antifraud law, rule or regulation relating to securities or to the sale or issuance thereof.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that:



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        With respect to any offering of the Securities, when (i) the
Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective; (ii) an appropriate Prospectus Supplement with respect to the Securities has been prepared, delivered and filed in compliance with the Securities Act and the applicable Securities Act Rules thereunder; (iii) if the Securities are sold pursuant to a purchase agreement or underwriting agreement with respect to the Securities, such purchase agreement or underwriting agreement has been duly authorized, executed and delivered by Metricom and the other parties thereto and will be valid and binding agreements of the Company, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors rights, and subject to general equity principles and limitations on availability of equitable relief, including specific performance;
(iv) the Board of Directors, including any appropriate committee appointed thereby, and appropriate officers of Metricom have taken all necessary corporate action to approve the issuance and terms of the Securities and related matters;
(v) if the Securities are to be sold in connection with debt securities, such debt securities have been duly authorized, executed and delivered by Metricom and other parties thereto and sold pursuant to a valid and effective registration statement ; and (vi) the terms of the Securities and of their issuance and sale have been duly established in conformity with the operative certificate of incorporation and by-laws of Metricom so as not to violate any applicable law, the operative certificate of incorporation or by-laws of Metricom or result in a default under or breach of any agreement or instrument binding upon Metricom and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over Metricom, and the Common Stock, when issued and sold, and the Warrant Stock, when issued and sold upon exercise of the Warrants, will be duly authorized, validly issued, fully paid and nonassessable, assuming that a sufficient number of shares of common stock are authorized or reserved and available for issuance and that the consideration for the issuance and sale of such shares of Common Stock and Warrant Stock is not less than the par value of the common stock.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.

Sincerely,

Cooley Godward LLP

/s/ KENNETH L. GUERNSEY

Kenneth L. Guernsey


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